Exhibit 99.1

Permianville Royalty Trust Announces Monthly Cash Distribution

HOUSTON, Texas—(BUSINESS WIRE)—October 19, 2018

Permianville Royalty Trust (NYSE: PVL) (the “Trust”), formerly known as Enduro Royalty Trust, today announced a cash distribution to the holders of its units of beneficial interest of $0.007100 per unit, payable on November 15, 2018 to unitholders of record on October 31, 2018. The distribution primarily represents reported oil production during the month of July 2018 and a portion of reported natural gas production during June 2018 as discussed below.

As previously announced, Enduro Resource Partners LLC sold its interests in the oil and gas properties underlying the Trust (the “Underlying Properties”) to COERT Holdings 1 LLC (the “Sponsor”). As part of the normal course procedures following the closing of the transaction, certain operators of the Underlying Properties have not yet completed the transition of their production reporting to the Sponsor for its non-operated interests in the Underlying Properties. Accordingly, the table summarizing the Underlying Properties’ oil and natural gas sales volumes and average received wellhead prices typically presented in the Trust’s monthly distribution announcement is not included in this press release, as the data for the current month would not be comparable to prior months. The Trust intends to continue to report the monthly sales volumes and average received wellhead prices table once reporting from the operators of the Underlying Properties has been fully transitioned and reconciled for comparable purposes. The Sponsor has confirmed that the reporting transition has not affected the payments associated with the Underlying Properties in which the Trust has an interest.

Recorded oil cash receipts for the properties underlying the Trust totaled $3.1 million for the current month, a decrease of $0.1 million from the prior month distribution period.

Recorded natural gas cash receipts decreased from the prior distribution period to $0.5 million in the current month. This difference is primarily associated with the transition for the production reporting as discussed above. Approximately $0.6 million of natural gas cash sales was received subsequent to month end and will be reflected in next month’s distribution.

Total direct operating expenses accrued for, including lease operating expenses, production and ad valorem taxes, and gathering and transportation expenses, were $2.8 million, an increase of $0.5 million from the prior month. Capital expenditures were $0.4 million in the current month, an increase of $0.1 million from the prior month, as the Trust’s activity on the previously disclosed non-operated Wolfcamp Permian wells increased during the current month. Total direct operating expenses and capital expenditures relate to expenses incurred in August 2018.

About Permianville Royalty Trust

Permianville Royalty Trust is a Delaware statutory trust formed to own a net profits interest representing the right to receive 80% of the net profits from the sale of oil and natural gas production from certain, predominantly non-operated oil and gas properties, in the states of Texas, Louisiana and New Mexico. As described in the Trust’s filings with the Securities and Exchange Commission, the amount of the periodic distributions is expected to fluctuate, depending on the proceeds received by the Trust as a result of actual production volumes, oil and gas prices, the amount and timing of capital expenditures, and the Trust’s administrative expenses, among other factors. Future distributions are expected to be made on a monthly basis. For additional information on the Trust, please visit www.permianvilleroyaltytrust.com.

Forward-Looking Statements and Cautionary Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unitholders and expected expenses, including capital expenditures. The anticipated distribution is based, in large part, on the amount of cash received or expected to be received by the Trust from the Sponsor with respect to the relevant period. The amount of such cash received or expected to be received by the Trust (and its ability to pay distributions) has been and will continue to be directly affected by the volatility in commodity prices, which could decline or remain low for an extended period of time. Other important factors that could cause actual results to differ materially include expenses of the Trust and reserves for anticipated future expenses. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither the Sponsor nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in units issued by the Trust is subject to the risks described in the Trust’s filings with the SEC, including the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on March 12, 2018. The Trust’s quarterly and other filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

Contact

Permianville Royalty Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

Sarah Newell 1 (512) 236-6555